Exhibit 7C

For period ending 02/28/2009 file number 811-21779.

For funds over #99, list the name of each series and give a consecutive number to each series. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

Series	Fund Name	Is this the Series last filing
Number Series Name for this series?
(Y/N)
100	John Hancock Funds II Mid Cap Intersection Fund	N
101	John Hancock Funds II Floating Rate Income Fund	N
102	John Hancock Funds II American Diversified Growth & Income Fund	N
103	John Hancock Funds II American Fundamental Holdings Fund	N
104	John Hancock Funds II American Global Diversification Fund	N
105	John Hancock Funds II Alpha Opportunities Fund	N
106	John Hancock Funds II Smaller Company Growth Fund	N
107	John Hancock Funds II Short Term Government Income Fund	N
108	John Hancock Funds II Mid Value Fund	N
109	John Hancock Funds II Global Agriculture Fund	N
110	John Hancock Funds II Global Infrastructure Fund	N
111	John Hancock Funds II Global Timber Fund	N
112	John Hancock Funds II Alternative Asset Allocation	N